Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Opportunities Trust of our report dated November 20, 2020, relating to the financial statements and financial highlights, which appears in Virtus KAR International Small-Mid Cap Fund II (formerly, Virtus KAR International Small-Mid Cap Fund) and Virtus KAR International Small-Mid Cap Fund’s (formerly, Virtus KAR International Small Cap Fund) (two of the funds constituting Virtus Opportunities Trust) Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the heading “Financial Statements and Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 18, 2021